Exhibit 10.4

Confidential material appearing in this document has been omitted and filed separately with the Securities and Exchange Commission in accordance with Rule 24b-2, promulgated under the Securities and Exchange Act of 1934, as amended. Omitted information has been replaced with asterisks.

AMENDED AND RESTATED EQUIPMENT LEASE AGREEMENT

This AMENDED AND RESTATED EQUIPMENT LEASE AGREEMENT (this “Agreement”) is made and entered into on the date of full execution by and between GK FINANCING, LLC, a California limited liability company (“GKF”), and the BOARD OF TRUSTEES OF THE UNIVERSITY OF ARKANSAS on behalf of THE UNIVERSITY OF ARKANSAS FOR MEDICAL SCIENCES (“Hospital”), with reference to the following facts:

Recitals:

A.           Hospital and GKF entered into an Equipment Lease Agreement dated October 29, 1998 (the “1998 Lease Agreement”), which was amended by (i) a certain Amendment to Equipment Lease Agreement dated effective as of September 15, 2005, (ii) a certain Amendment Two to Equipment Lease Agreement dated effective as of October 31, 2007, and (iii) a certain Amendment Three to Equipment Lease Agreement dated effective as of June 11, 2010 (the 1998 Lease Agreement, as so amended by the foregoing amendments, is referred to herein as the "Original Lease").

B.           Pursuant to the Original Lease, GKF leases to Hospital a Leksell Gamma Knife Perfexion model (the “Equipment”), which GKF acquired from by Elekta Instruments, Inc., a Georgia corporation (“Elekta”), pursuant to that certain Agreement dated October 31, 2006, together with the Exhibits attached thereto between GKF and Elekta (collectively, the “Purchase Agreement”). GKF’s lease of the Equipment to Hospital pursuant to the Original Lease shall continue upon the terms, covenants, conditions and agreements set forth in this Agreement.

C.           Hospital and GKF desire to amend and restate the Original Lease as set forth in this Agreement. Upon the execution of this Agreement, the Original Lease shall be superseded by this Agreement and shall no longer have any force or effect from and after the Effective Date.

Agreement:

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Lease. Subject to and in accordance with the covenants and conditions set forth in this Agreement, GKF hereby leases to Hospital, and Hospital hereby leases from GKF, the Equipment. It is acknowledged that the Equipment leased to Hospital pursuant to this Agreement is a Leksell Gamma Knife Perfexion model, including all hardware and software related thereto.

2.          LGK Agreement. Simultaneously with the execution of the 1998 Lease Agreement, Hospital and Elekta entered into that certain LGK Agreement (the “LGK Agreement”), a copy of which is attached hereto as Exhibit 1. Hospital shall perform, satisfy and fulfill all of its obligations arising under the LGK Agreement when and as required thereunder. Hospital acknowledges that GKF is a third party beneficiary of the LGK Agreement and, in that capacity, GKF shall be entitled to enforce Hospital’s performance, satisfaction and fulfillment of its obligations thereunder.

3.          Term of the Agreement. It is acknowledged that the term of the Original Lease is currently set to expire on September 27, 2016. The term of this Agreement (the “Term”) shall commence on the “Effective Date”, the date of the performance of the first clinical Gamma Knife procedure (“First Procedure Date”) performed after the “Reload” of the Equipment pursuant to 6.5 below and, unless earlier terminated or extended in accordance with the provisions of this Agreement, shall continue until December 31, 2021. . Notwithstanding the Original Lease being superseded by this Agreement, Hospital’s obligation to make the Lease Payments to GKF for the Equipment described in Section 8 below shall continue unabated, commencing on the Effective Date and continuing for the Term of this Agreement.

4.          Certificate of Need; User License. Hospital maintains and shall continue to hold a User License from the Nuclear Regulatory Commission and, if necessary, from the applicable state agency authorizing it to take possession of and maintain the Cobalt supply required in connection with the use of the Equipment during the term of this Agreement. Hospital also maintains and shall continue to hold all other licenses, permits, approvals, consents and authorizations which may be required by state or local governmental or other regulatory agencies for the charging of the Equipment with its Cobalt supply, the conduct of acceptance tests with respect to the Equipment, and the use of the Equipment during the Term, as more fully set forth in Article 2.1 of the LGK Agreement.

5.          Delivery of Equipment; Site.

5.1           Pursuant to the Original Lease, the Equipment was delivered to Hospital at 4301 W. Markham, Little Rock, Arkansas 72205 (the “Site”) on or prior to the delivery date agreed upon by Hospital and Elekta in the LGK Agreement. GKF makes no representations or warranties concerning delivery of the Equipment to the Site or the actual date thereof.

5.2           Subject to Section 6 below, Hospital, at its cost and expense, shall continue to provide a safe, convenient and properly prepared Site for the Equipment in accordance with Elekta’s guidelines, specifications, technical instructions and site planning criteria (which site planning criteria are attached as Exhibit B to the LGK Agreement) (collectively the “Site Planning Criteria”). The location of the Site has been approved by GKF.

6.          Site Preparation, Installation and Cobalt Reloading of the Equipment.

6.1           Pursuant to the Original Lease, GKF, at its cost and expense, prepared all plans and specifications required to prepare, construct and improve the Site for the installation, use and operation of the Equipment during the Term. The plans and specifications (i) were, pursuant to the Original Lease, approved by Hospital, which approval was not unreasonably withheld or delayed; (ii) complied and shall continue to comply in all respects with the Site Planning Criteria; and (iii) to the extent required by applicable law and pursuant to the Original Lease, were submitted to the State of Arkansas Health Department and the State of Arkansas Building Services Office for their review. Pursuant to the Original Lease, GKF, at its cost and expense, obtained all permits, certifications, approvals or authorizations required by applicable federal, state or local laws, rules or regulations necessary to prepare, construct and improve the Site as provided above.

6.2           Pursuant to the Original Lease, GKF, at its cost and expense, prepared, constructed and improved the Site as necessary for the installation, use and operation of the Equipment during the Term, including, without limitation, providing all temporary or permanent shielding required for the charging of the Equipment with the Cobalt supply and for its subsequent use, selecting and constructing a proper foundation for the Equipment and the temporary or permanent shielding, aligning the Site for the Equipment, and installing all electrical systems and other wiring required for the Equipment. Pursuant to the Original Lease and in connection with the construction of the Site, GKF, at its cost and expense, selected, purchased and installed all radiation monitoring equipment, devices, safety circuits and radiation warning signs required at the Site in connection with the use and operation of the Equipment. GKF shall be responsible for the shipment, storage, placement and removal of all Cobalt and depleted Cobalt, provided that, if Hospital elects to purchase the Equipment pursuant to Section 19.2 below, Hospital shall be solely responsible for such duties following its election. Any depleted Cobalt supply shall be properly disposed of by GKF at such time as GKF shall deem necessary, in GKF’s sole and absolute judgment.

6.3           In addition to construction and improvement of the Site and pursuant to the Original Lease, GKF, at its cost and expense, was responsible for the installation of (and installed) the Equipment at the Site, including the positioning of the Equipment on its foundation at the Site in compliance with the Site Planning Criteria.

6.4           During the Term, GKF, at its cost and expense, shall maintain the Site in a good working order, condition and repair, reasonable wear and tear excepted.

6.5           Cobalt Reload of the Equipment. GKF, at GKF’s cost and expense, shall reload the Equipment with new cobalt-60 that meets the manufacturer’s radioactivity level specifications (the “Reload”), subject to the following additional terms and conditions:

(a)          Scheduling and Process for the Reload. The Reload shall be performed at the Site and shall include any required installation and rigging. Subject to scheduling availability, GKF shall use its commercially reasonable efforts to perform the Reload on or before June 2015; provided that the Reload shall be performed only after all necessary and appropriate licenses, permits, approvals, consents and authorizations, including, without limitation, the proper handling of the cobalt-60 (collectively, the “Permits”), have been obtained by Hospital at Hospital’s sole cost and expense (other than any filing or registration fees which shall be paid by GKF). The timing and procedure for such Reload shall be as mutually agreed upon between the parties. Notwithstanding anything to the contrary contained in this Agreement, GKF makes no representation or warranty to Hospital concerning the Reload, and GKF shall have no obligation or liability to pay any damages to Hospital resulting therefrom, including, without limitation, any lost revenues or profits during the period of time that the Equipment is unavailable to perform procedures due to the Reload process.

(b)          Hospital Personnel and Services. Upon request and as required by GKF, Hospital, at Hospital’s cost and expense, shall provide GKF with Hospital personnel (including Hospital’s physicists) and services in connection with the Reload, among other things, to oversee, supervise and assist with construction and compliance with local, state and federal regulatory requirements and with nuclear regulatory compliance issues and the calibration of the Equipment. Hospital shall not be entitled to reimbursement for its respective personnel costs, internal costs or overhead.

(c)          No Additional Responsibilities. It is understood by the parties that GKF is not responsible for any upgrades, hardware, cobalt reloading, software changes and/or other modifications to the Equipment, except as expressly set forth herein or otherwise agreed upon in writing by Hospital and GKF.

7.          Marketing Support. GKF shall coordinate its Gamma Knife marketing plan with Hospital, which marketing plan shall be subject to the approval of Hospital.

8.          Lease Payments.

8.1           In consideration and as compensation to GKF for (i) the lease of the Equipment by GKF to Hospital pursuant to this Agreement; (ii) the preparation by GKF of all plans and specifications required to prepare, construct and improve the Site for the installation, use and operation of the Equipment; (iii) the preparation, construction and improvement of the Site as necessary for the installation, use and operation of the Equipment; (iv) the installation and Reload by GKF of the Equipment at the Site; and (v) the maintenance by GKF of the Site in a good working order, condition and repair, *. As used herein:

(1)           “Technical Component Collections” means the *.

(2)          “Global Fee Component” means *. Hospital shall be solely responsible for the negotiation of “global fee” services and for the billing and collection of such fees; provided that any case management or “global” fees must be approved in writing by GKF prior to their implementation.

(3)          Hospital’s “Direct Cost Component” means *.

(4)           For purposes of this Section 8 only, "Procedure" means any treatment that involves stereotactic, external, single fraction, conformal radiation, commonly called radiosurgery, that may include one or more isocenters during the patient treatment session, delivered to any site(s) superior to the foramen magnum, which Procedure is performed by Hospital, its representatives, affiliates, joint ventures and/or partnerships, on an inpatient or outpatient basis, or “under arrangement” (as used in the Medicare billing context), using any of the Equipment and/or any other equipment or devices that are used in lieu of, or as an alternative to, the Equipment, and includes, without limitation, any and all related treatment planning and delivery, imaging and other ancillary services.

On each anniversary date of this Agreement, the parties shall meet to review Hospital’s Direct Cost Component, and any adjustments thereto must be mutually agreed upon by the parties in writing. Upon request by GKF, Hospital shall promptly furnish GKF with written documentation substantiating such Direct Cost Component. If no Procedures are performed by Hospital or any other person utilizing the Equipment, no Lease Payments shall be owing by Hospital to GKF.

8.2           Payment by Hospital to GKF of the Lease Payments shall be made within ten (10) days following receipt by Hospital of the reimbursement for the technical component of such Procedures from payor sources, which Lease Payments shall continue for a period of eighteen (18) months following the termination or expiration of this Agreement (the "Collections Run-Out Period") with respect to any Technical Components Collections received by Hospital or its representatives or affiliates during the Collections Run-Out Period pertaining to any and all Procedures with dates of service prior to the termination or expiration of this Agreement. To facilitate Hospital’s billing and collection for Gamma Knife procedures performed, within two (2) business days after any Gamma Knife procedure is performed, GKF shall cause the administrative support individual referenced in Section 11.3 below to provide Hospital with written confirmation of the names of the patients treated. Hospital shall submit claims for reimbursement to the appropriate payors for each Procedure within forty-five (45) days after the patient receiving the treatment is discharged. All or any portion of any Lease Payment which is not paid in full within sixty (60) days after its due date shall bear interest at the annual rate of five percent (5%) in excess of the Federal Reserve Discount Rate then in effect as published in the Wall Street Journal or similar publication (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) until the unpaid Lease Payment, together with all accrued interest thereon is paid in full. If GKF shall at any time accept a Lease Payment from Hospital after it shall become due, such acceptance shall not constitute or be construed as a waiver of any or all of GKF’s rights under this Agreement, including the rights of GKF set forth in Section 20 hereof.

8.3           Within thirty (30) days after the close of each month, Hospital shall provide GKF with a written report indicating the status of billings and collections for each Procedure performed during that month, including, without limitation, the amount of the claim submitted and the amount received for each such procedure. Upon request by GKF, Hospital shall furnish to GKF information regarding reimbursement rates from any or all payor sources for Procedures (applicable to procedures performed either on an inpatient or outpatient basis). If such reimbursement rates should change at any time or from time to time after the date hereof, in each instance, Hospital shall provide written notice thereof to GKF within five (5) days of Hospital receiving notice thereof.

8.4           Within ten (10) days after Hospital’s receipt of written request by GKF, GKF shall have the right to audit Hospital’s books and records to verify the number of Procedures performed and Technical Component Collections received by Hospital or its representatives or affiliates, utilizing the Equipment and any other equipment or devices, and Hospital shall provide GKF (or cause GKF to be provided) with access to such books and records; provided that any patient names or identifiers shall not be disclosed.

8.5           The provisions of this Section 8 shall survive the termination or expiration of this Agreement.

9.          Use of the Equipment.

9.1           The Equipment shall be used by Hospital only at the Site and shall not be removed therefrom. Hospital shall use the Equipment only in the regular and ordinary course of Hospital’s business operations and only within the capacity of the Equipment as determined by Elekta’s specifications. Hospital shall not use nor permit the Equipment to be used in any manner nor for any purpose which, in the opinion of Elekta or GKF, the Equipment is not designed or reasonably suitable.

9.2           This is an agreement of lease only. Nothing herein shall be construed as conveying to Hospital any right, title or interest in or to the Equipment, except for the express leasehold interest granted to Hospital for the Term. All Equipment shall remain personal property (even though said Equipment may hereafter become attached or affixed to real property) and the title thereto shall at all times remain exclusively in GKF.

9.3           During the Term, upon the request of GKF, Hospital shall promptly affix to the Equipment in a prominent place, or as otherwise directed by GKF, labels, plates, insignia, lettering or other markings supplied by GKF indicating GKF’s ownership of the Equipment, and shall keep the same affixed for the entire Term. Hospital hereby authorizes GKF to cause this Agreement or any statement or other instrument showing the interest of GKF in the Equipment to be filed or recorded, or refiled or re-recorded, with all governmental agencies considered appropriate by GKF, at GKF’s cost and expense. Hospital also shall promptly execute and deliver, or cause to be executed and delivered, to GKF any statement or instrument requested by GKF for the purpose of evidencing GKF’s interest in the Equipment, including financing statements and waivers with respect to rights in the Equipment from any owners or mortgagees of any real estate where the Equipment may be located.

9.4           At Hospital’s cost and expense, Hospital shall (a) protect and defend GKF’s ownership of and title to the Equipment from and against all persons claiming against or through Hospital, (b) at all times keep the Equipment free from any and all liens, encumbrances, attachments, levies, executions, burdens, charges or legal processes imposed against Hospital, and (c) give GKF immediate written notice of any matter described in clause (b).

10.         Additional Covenants of Hospital. In addition to the other covenants of Hospital contained in this Agreement, Hospital shall, at its cost and expense:

10.1         Provide properly trained professional, technical and support personnel and supplies required for the proper performance of Gamma Knife procedures utilizing the Equipment. In this regard, Hospital shall maintain on staff a minimum of two (2) Gamma Knife trained teams, each comprised of a neurosurgeon, radiation oncologist and a medical physicist.

10.2         Direct, supervise and administer the diagnosis, treatment and care of all patients who receive Gamma Knife procedures.

10.3         In consultation with GKF, provide reasonable and customary marketing support in terms of administrative and physician support for the Gamma Knife service to be operated by the Hospital.

10.4         Keep the Equipment and the Site fully protected, secure and free from unauthorized access or use by any person.

11.         Additional Covenants of GKF. In addition to the other covenants of GKF contained in this Agreement, GKF, at its cost and expense, shall:

11.1         Use its best efforts to require Elekta to meets its contractual obligations to GKF and Hospital upon delivery of the Equipment and put the Equipment, as soon as reasonably possible, into good, safe and serviceable condition and fit for its intended use in accordance with the manufacturer’s specifications, guidelines and field modification instructions.

11.2         Cause Hospital to enjoy the use of the Equipment, free of the rights of any other persons except for those rights reserved by GKF or granted to Elekta under the LGK Agreement or the Purchase Agreement.

11.3         Furnish an individual who shall be located at the Site and who shall provide administrative and marketing support services at the Site.

12.         Maintenance of Equipment; Damage or Destruction of Equipment.

12.1         During the Term and except as otherwise provided in this Agreement, GKF, at its cost and expense, shall (a) maintain the Equipment in good operating condition and repair, reasonable wear and tear excepted, and (b) subject to Hospital’s compliance with its obligations under the LGK Agreement and under Sections 4, 5, 9, 10, 12, and 16 hereunder, cause the equipment to be in compliance with all applicable state and federal regulations. A schedule of the maintenance to the Equipment to be performed shall be delivered by GKF to Hospital. Hospital shall promptly notify GKF in the event of any damage or destruction to the Equipment or of any required maintenance or repairs to the Equipment. GKF shall pursue all remedies available to it under any warranties made by Elekta with respect to the Equipment so that the Equipment will be free from defects in design, materials and workmanship and will conform to Elekta’s technical specifications concerning the Equipment.

12.2         GKF and Elekta shall have the right to access the Equipment for the purpose of inspection and the performance of repairs at all reasonable times, upon reasonable advance notice and with a minimum of interference or disruptions to Hospital’s regular business operations.

12.3         Hospital shall be liable for any damage to or destruction of the Equipment caused by the misuse, improper use, or other intentional and wrongful or negligent acts or omissions of Hospital’s officers, employees, agents, contractors and physicians. In the event the Equipment is damaged as a result of the misuse, improper use, or other intentional and wrongful or negligent acts or omissions of Hospital’s officers, employees, agents, contractors and physicians, to the extent such damage is not covered by any warranties or insurance, GKF may service or repair the Equipment as needed and the cost thereof shall be paid by Hospital to GKF immediately upon written request; provided that, if GKF’s charges and costs for such service or repair are not paid in full by Hospital within sixty (60) days after GKF’s request therefor, in addition to such charges and costs, Hospital shall pay interest thereon to GKF until paid in full at the annual rate of five percent (5%) in excess of the Federal Reserve Discount Rate then in effect, as published in the Wall Street Journal or similar publication (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) and costs incurred by GKF in collecting such amount from Hospital (other than attorneys’ fees). Any work so performed by GKF shall not deprive GKF of any of its rights, remedies or actions against Hospital for such damages.

12.4         If the Equipment is rendered unusable as a result of any physical damage to or destruction of the Equipment, Hospital shall give GKF written notice thereof. GKF shall determine, within thirty (30) days after it is given written notice of such damage or destruction, whether the Equipment can be repaired. Subject to Section 12.3 above, in the event GKF determines that the Equipment cannot be repaired, at the election of GKF in GKF’s sole and absolute discretion, (a) GKF, at its cost and expense, may replace the Equipment as soon as reasonably possible taking into account the availability of replacement equipment from Elekta, Elekta’s other then existing orders for equipment, and the then existing limitations on Elekta’s manufacturing capabilities, and (b) in such event, this Agreement shall continue in full force and effect as though such damage or destruction had not occurred. If GKF elects not to replace the Equipment, GKF shall provide written notice of such election to Hospital, and this Agreement shall terminate on the date that is ninety (90) days following the date of such notice. In the event GKF determines that the Equipment can be repaired, subject to Section 12.3 above, GKF shall cause the Equipment to be repaired as soon as reasonably possible thereafter. Hospital shall fully cooperate with GKF to effect the replacement of the Equipment or the repair of the Equipment (including, without limitation, providing full access to the Site) following the damage or destruction thereof.

13.         [Intentionally omitted.]

14.         Financing of Equipment by GKF. GKF, in its sole discretion, may finance the Equipment. Financing may be in the form of an installment loan, a capitalized lease or other commercially available debt or financing instrument. If GKF finances the Equipment through an installment loan, GKF shall be required to provide the Equipment as collateral for the loan. If GKF finances the Equipment through a capitalized lease, title shall vest with the lessor until such time as GKF exercises its buy-out option under the lease, if any. If required by the lender, lessor or other financing entity (the “Lender”), GKF may assign its interest under this Agreement as security for the financing. Hospital’s interest under this Agreement shall be subject to the interests of the Lender and Hospital shall execute such documentation as the Lender shall reasonably require in furtherance of this Section 14.

15.         Equipment Operational Costs. Except as otherwise expressly provided in this Agreement, Hospital shall be responsible for all costs and expenses incurred, directly or indirectly, in connection with the operation and use of the Equipment during the Term, including, without limitation, the costs and expenses required to provide trained physicians, professionals, and technical and support personnel, supplies and other items required to properly operate the Equipment and perform Gamma Knife procedures. GKF shall be responsible for all costs and expenses for all utilities required for the operation and use of the Equipment.

16.         Taxes. GKF shall pay all sales or use taxes imposed or assessed in connection with the purchase of the Equipment and all personal property taxes imposed, levied or assessed on the ownership and possession of the Equipment during the Term. All other taxes, assessments, licenses or other charges imposed, levied or assessed on the Equipment during the Term shall be paid by Hospital before the same shall become delinquent, whether such taxes are assessed or would ordinarily be assessed against GKF or Hospital; provided, however, Hospital shall not be required to pay any federal, state or local income, franchise, corporation or excise taxes imposed upon GKF’s net income realized from the lease of the Equipment. In case of a failure by Hospital to pay any taxes, assessments, licenses or other charges when and as required under this Section, GKF may (in GKF’s sole and absolute discretion) pay all or any part of such taxes, in which event the amount paid by GKF shall be immediately payable by Hospital to GKF upon written request; provided that, if GKF is not repaid in full by Hospital within sixty (60) days after GKF’s request therefor, in addition to the repayment of the amounts paid by GKF, Hospital shall pay interest thereon to GKF until paid in full at the annual rate of five percent (5%) in excess of the Federal Reserve Discount Rate then in effect, as published in the Wall Street Journal or similar publication (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) and costs incurred by GKF in collecting such amount from Hospital (other than attorneys’ fees).

17.         No Warranties by GKF. Hospital warrants that, as of the date the first Gamma Knife procedure was performed at the Site using the Equipment (the "First Procedure Date"), it has (a) thoroughly inspected the Equipment, (b) determined that the Equipment is consistent with the size, design, capacity and manufacture selected by it, and (c) satisfied itself that to the best of its knowledge the Equipment is suitable for Hospital’s intended purposes and is good working order, condition and repair. GKF SUPPLIES THE EQUIPMENT UNDER THIS AGREEMENT IN ITS “AS IS” CONDITION. GKF, NOT BEING THE MANUFACTURER OF THE EQUIPMENT OR THE MANUFACTURER’S AGENT, MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESSED OR IMPLIED, AS TO THE EQUIPMENT’S MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, DESIGN, CONDITION, DURABILITY, CAPACITY, MATERIAL OR WORKMANSHIP OR AS TO PATENT INFRINGEMENT OR THE LIKE. GKF shall not be liable for any direct, indirect and consequential losses or damages suffered by Hospital or by any other person, and Hospital expressly waives any right to hold GKF liable hereunder for, any claims, demands and liabilities arising out of or in connection with the design, manufacture, possession or operation of the Equipment, including injury to persons or property resulting from the failure of, defective or faulty design, operation, condition, suitability or use of the Equipment, or with the accuracy, completeness or suitability of the Site Planning Criteria, including GKF’s good faith compliance therewith. All warranty or other similar claims with respect to the Equipment or the Site Planning Criteria shall be made by Hospital solely and exclusively against persons other than GKF, including Elekta or any other manufacturers or suppliers. In this regard and with prior written approval of GKF, Hospital may, in GKF’s name, but at Hospital’s sole cost and expense, enforce all warranties, agreements or representations, if any, which may have been made by Elekta or manufacturers, suppliers or other third parties regarding the Equipment to GKF or Hospital. GKF shall not be responsible for the delivery, installation or operation of the Equipment or for any delay or inadequacy of any or all of the foregoing.

18.         Termination for Economic Justification.

18.1         If, after each twelve (12) month period following the Effective Date, based upon the utilization of the Equipment and other factors considered relevant by GKF in the exercise of its discretion, within a reasonable period of time after GKF’s written request, Hospital does not provide GKF with a reasonable economic justification to continue this Agreement and the provision of Gamma Knife services at the Hospital, then and in that event, GKF shall have the option to terminate this Agreement by giving a written notice thereof to Hospital not less than ninety (90) days prior to the effective date of the termination designated in GKF’s written notice.

18.2         Notwithstanding the provisions of Section 18.1, if at any time during the term of this Agreement, Hospital is suspended or terminated from participation in the Medicare program, GKF shall have the option to terminate this Agreement immediately by giving written notice thereof to Hospital.

18.3         As a result of any termination of this Agreement pursuant to this Section 18, GKF may enter upon the Site and remove the Equipment and any improvements made by GKF to the Site without liability of any kind or nature for so doing or GKF may demand that Hospital remove and return the Equipment and such improvements to GKF, all at GKF’s sole cost and expense. Notwithstanding the foregoing, Hospital may elect in its sole discretion to purchase GKF’s Site improvements by giving GKF notice of Hospital’s election within five (5) days following the receipt by Hospital of GKF’s written notice of termination. The purchase price (the “TI Purchase Price”) for such Site improvements shall be equal to the actual cost of such improvements incurred by GKF which are then unamortized as of the effective date of such termination. Amortization shall be straight-line over a period of fifteen (15) years corresponding with the Term of this Agreement. As an example, if GKF elected to terminate this Agreement pursuant to Section 18.1 on the date which is five years after the First Procedure Date, then the TI Purchase Price on such termination would be 10/15s of the actual cost of the Site improvements. The costs of such improvements shall be evidenced by invoices and other documentation, and shall include any financing charges or costs. Within five (5) days following GKF’s receipt of Hospital’s election to purchase the Site improvements, GKF shall inform Hospital of the amount of the TI Purchase Price as determined in accordance with this Section 18.3, and shall provide Hospital upon request with supporting documentation therefor. Payment of the TI Purchase Price shall be made by Hospital to GKF within five (5) days following GKF’s determination of the TI Purchase Price.

19.         Options to Extend Agreement. As of the end of the Term, Hospital shall have the option either to:

19.1         Extend the Term of this Agreement for a specified period of time and upon such other terms and conditions as may be agreed upon in writing by GKF and Hospital taking into account the use (e.g., number of Gamma Knife procedures, etc.) of the Equipment at the Site during the initial Term and other factors deemed relevant by the parties;

19.2         Purchase the Equipment from GKF for cash (or other immediately available federal funds) at its then fair market value (based upon the “in use” value of the Equipment); or

19.3         Terminate this Agreement as of the expiration of the Term.

Hospital shall exercise one (1) of the three (3) options referred to above by giving an irrevocable written notice thereof to GKF at least nine (9) months prior to the expiration of the Term. Any such notice shall be sufficient if it states in substance that Hospital elects to exercise its option and states which of the three (3) options referred to above Hospital is exercising. If Hospital fails to exercise the option granted herein at least nine (9) months prior to the expiration of the Term, the option shall lapse and this Agreement shall expire as of the end of the Term. Further, if Hospital exercises the option specified in Section 19.1 above and the parties are unable to mutually agree upon the length of the extension of the Term or any other terms or conditions applicable to such extension prior to the expiration of the Term, this Agreement shall expire as of the end of the initial Term.

20.         Events of Default by Hospital and Remedies.

20.1         The occurrence of any one of the following shall constitute an event of default under this Agreement (an “Event of Default”):

20.1.1           Hospital fails to pay any Lease Payment when due pursuant to Paragraph 8 above and such failure continues for a period of thirty (30) days after written notice thereof is given by GKF or its assignee to Hospital; however, if Hospital cures the payment default within the applicable thirty (30) day period, such default shall not constitute an Event of Default.

20.1.2           Hospital attempts to remove, sell, transfer, encumber, assign, sublet or part with possession of the Equipment or any items thereof, except as expressly permitted herein.

20.1.3           Hospital fails to observe or perform any of its covenants, duties or obligations arising under this Agreement or the LGK Agreement and such failure continues for a period of thirty (30) days after written notice thereof by GKF to Hospital; however, if Hospital cures the default within the applicable thirty (30) day period or if the default reasonably requires more than thirty (30) days to cure, Hospital commences to cure the default during the initial thirty (30) day period and Hospital diligently completes the cure as soon as reasonably possible following the end of the thirty (30) day period, such default shall not constitute an Event of Default.

20.1.4           Hospital ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders shall take any action looking to its dissolution or liquidation

20.1.5           Within sixty (60) days after the commencement of any proceedings against Hospital seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within thirty (30) days after the appointment without Hospital’s consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.

20.2         Upon the occurrence of an Event of Default with respect to Hospital, GKF may at its option do any or all of the following:

20.2.1           By written notice to Hospital, immediately terminate this Agreement as to the Equipment, wherever situated. As a result of the termination, GKF may enter upon the Site and remove the Equipment and any improvements made by GKF to the Site without liability of any kind or nature for so doing or GKF may demand that Hospital remove and return the Equipment and such improvements to GKF, all at Hospital’s sole cost and expense.

20.2.2           Under Article 12, Section 12 of the Arkansas Constitution, UAMS as a sovereign entity, may not enter into a covenant or agreement to hold a party harmless or to indemnify from prospective damages. The obligation of UAMS to reimburse GKF and its affiliates with respect to any loss, expense, damage, liability, claims or demands, either at law or in equity, for actual or alleged personal injuries or property damage caused by UAMS and its employees, agents, subcontractors, or volunteers, and under arising out of the terms of the Agreement, may be pursued only by GKF and its affiliates in a proceeding before the Arkansas State Claims Commission. In any such proceeding or in any court proceeding commenced by the injured party or parties, UAMS agrees with GKF and its affiliates that: (1) it will cooperate with GKF and its affiliates in the defense of any action or claim brought against GKF and its affiliates seeking the foregoing damages or relief; (2) it will in good faith cooperate with GKF and its affiliates should GKF and its affiliates present any claim of the foregoing nature against UAMS to the Claims Commission of the State of Arkansas; (3) it will not take any action to frustrate or delay the prompt hearing on claims of the foregoing nature by the said Claims Commission (including, without limitation, seeking to invalidate this Agreement), and will make reasonable efforts to expedite said hearing; provided, however UAMS reserves the right to assert in good faith all claims and defenses available to it in any proceeding in said Claims Commission or other appropriate forum. The obligations of this paragraph shall survive the expiration or termination of the Agreement. This Agreement shall not be construed as or constitute a waiver of sovereign immunity of the State of Arkansas or its entities thereof, including UAMS; nor shall it constitute a waiver of the legal requirements for filing a claim against UAMS or the legal requirement that any and all claims against the State of Arkansas, its entities, including UAMS must be filed with the Arkansas State Claims Commission. In furtherance of the foregoing, upon the occurrence of an Event of Default with respect to Hospital, GKF shall have the right to recover damages as may be awarded by the Arkansas State Claims Commission for the loss of the bargain represented by this Agreement. For purposes of determining such damages, the parties agree that the following methodology constitutes a reasonable method to calculate GKF’s damages resulting from an Event of Default under the circumstances existing as of the date of this Agreement, and shall recommend its adoption by the Arkansas State Claims Commission, specifically: (a) the amount of such damages shall be equal to the present value of the unpaid estimated future Lease Payments to be made by Hospital to GKF through the end of the Term discounted at the rate of nine percent (9%); and (b) the unpaid estimated future Lease Payments shall be based on the historical trend of payments made by Hospital to GKF hereunder taking into account known factors which could impact the historical trend through the end of the Term. GKF shall use reasonable commercial efforts to mitigate its damages by attempting to sell or lease the Equipment; provided that (i) GKF shall not be obligated to give preference to the sale or lease of the Equipment over the sale, lease or other disposition of similar equipment or improvements owned or leased by GKF, (ii) GKF shall have no obligation to sell or lease any improvements made by GKF to the Site, and (iii) GKF’s inability in good faith to mitigate damages shall not limit or otherwise affect the foregoing methodology for determining damages as set forth in this Section.

20.2.3           Sell, dispose of, hold, use or lease the Equipment or any improvements made by GKF to the Site, as GKF in its sole and absolute discretion may determine (and GKF shall not be obligated to give preference to the sale, lease or other disposition of the Equipment or improvements over the sale, lease or other disposition of similar Equipment or improvements owned or leased by GKF). Notwithstanding the foregoing, Hospital may elect in its sole discretion to purchase GKF’s Site improvements by giving GKF notice of Hospital’s election within five (5) days following the receipt by Hospital of GKF’s written notice of termination. The purchase price for such Site improvements shall be equal to the TI Purchase Price (as defined and calculated in accordance with Section 18.3 above). Within five (5) days following GKF’s receipt of Hospital’s election to purchase the Site improvements, GKF shall inform Hospital of the amount of the TI Purchase Price and shall provide Hospital upon request with supporting documentation therefor. Payment of the TI Purchase Price shall be made by Hospital to GKF within five (5) days following GKF’s determination of the TI Purchase Price. The TI Purchase Price shall be in addition to any other damages, rights or remedies which GKF may be entitled to as a result of such termination.

20.2.4           Exercise any other right or remedy which may be available to GKF under the Uniform Commercial Code or any other applicable law or proceed by appropriate court action, without affecting GKF’s title or right to possession of the Equipment or improvements, to enforce the terms hereof or to recover damages for the breach hereof or to cancel this Agreement as to the Equipment.

In addition to the foregoing remedies, Hospital agrees to be responsible for all costs and expenses incurred as a result of the Event of Default (other than attorneys’ fees).

20.3         Upon termination of this Agreement or the exercise of any other rights or remedies under this Agreement or available under applicable law following an Event of Default, Hospital shall, without further request or demand, pay to GKF all Lease Payments and other sums owing under this Agreement. The rights and remedies afforded GKF under this Agreement shall be deemed cumulative and not exclusive, and shall be in addition to any other rights or remedies to GKF provided by law or in equity.

21.         Events of Default by GKF and Remedies.

21.1         The occurrence of any one of the following shall constitute an Event of Default hereunder:

21.1.1           GKF shall fail to observe or perform any of its covenants, duties or obligations arising under this Agreement and such failure shall continue for a period of thirty (30) days after written notice thereof is given by Hospital to GKF; however, if GKF cures the default within the applicable thirty (30) day period or if the default reasonably requires more than thirty (30) days to cure, GKF commences to cure the default during the initial thirty (30) day period and GKF diligently completes the cure as soon as reasonably possible following the end of the thirty (30) day period, such default shall not constitute an Event of Default.

21.1.2           GKF ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders shall take any action looking to its dissolution or liquidation.

21.1.3           Within sixty (60) days after the commencement of any proceedings against GKF seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within thirty (30) days after the appointment without GKF’s consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.

21.2         Upon the occurrence of an Event of Default involving GKF, Hospital may at its option do any or all of the following:

21.2.1           By written notice to GKF, immediately terminate this Agreement as to the Equipment and, in such event, GKF shall remove the Equipment, the Cobalt and any improvements made by GKF to the Site, at GKF’s sole cost and expense or, in the absence of removal by GKF within a reasonable period of time after a written request therefor, Hospital may remove the Equipment, the Cobalt and such improvements with all due care and store the same at GKF’s sole cost and expense.

21.2.2           Seek to recover from GKF such loss as may be realized by Hospital in the ordinary course of events as a result of the Event of Default.

21.3         GKF shall in any event remain fully liable for reasonable damages as provided by law and for all costs and expenses incurred by GKF on account of such default, including but not limited to, all court costs (other than attorneys’ fees). However, GKF shall not in any manner be or become liable to Hospital for any consequential or incidental damages that may be suffered by Hospital which arise out of or result from the Event of Default. The rights and remedies afforded Hospital under this Agreement shall be deemed cumulative to include the purchase option contained in section 18.3 and not exclusive and shall be in addition to any other rights or remedies to Hospital provided by law or in equity.

21.4         Notwithstanding the occurrence of an Event of Default with respect to GKF (including any claim which would otherwise be in the nature of a set-off), Hospital shall fully perform and pay its obligations hereunder (including payment of all Lease Payments) without set-off or defense of any kind. Upon termination of this Agreement or the exercise of any other rights or remedies under this Agreement or applicable law following an Event of Default, Hospital shall, without further request or demand, pay to GKF all Lease Payments and other sums owing under this Agreement when and as due.

22.         Removal of Equipment. Upon expiration of the Term, GKF, at its cost and expense, shall remove the Equipment from the Site not more than ninety (90) days following the last day of the Term; provided that all of GKF’s right, title and interest in and to the improvements made by GKF to the Site pursuant to Section 6 above shall thereupon transfer to Hospital.

23.         Insurance.

23.1         During the Term, GKF shall, at its cost and expense, purchase and maintain in effect an all risk property and casualty insurance policy covering the Equipment. The all risk property and casualty insurance policy shall be for an amount not less than the replacement cost of the Equipment. The all risk property and casualty insurance policy maintained by GKF shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by GKF to Hospital upon request following the commencement of this Agreement and as of each annual renewal of such policy during the Term.

23.2         During the Term, Hospital shall, at its cost and expense, purchase and maintain in effect professional liability insurance covering the use or operation of the Equipment by Hospital’s physicians. The professional liability insurance policies shall provide coverage in amounts not less than One Million Dollars ($1,000,000.00) per occurrence and Three Million Dollars ($3,000,000.00) annual aggregate. The policies to be maintained by Hospital hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by Hospital to GKF no later than the First Procedure Date and as of each annual renewal of such policies during the Term.

23.3         Pursuant to the Original Lease, during the construction of the Site and prior to the First Procedure Date, GKF, at its cost and expense, purchased and maintained a general liability insurance policy which conformed with the coverage amounts and other requirements described in Section 23.2 above and which named Hospital as an additional insured party. The policy to be maintained by GKF hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which was delivered by GKF to Hospital prior to the commencement of any construction at the Site.

23.4         During the Term, Hospital shall purchase and maintain all workers compensation insurance to the maximum extent required by applicable law.

24.         [Intentionally omitted.]

25.         Miscellaneous.

25.1         Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided under Section 14, neither party shall assign this Agreement nor any of its respective rights hereunder and Hospital shall not sublease the Equipment without the prior written consent of the other party, which consent shall not be unreasonably withheld. An assignment or sublease shall not relieve the assigning party or sublessor of any liability for performance of this Agreement during the remainder of the Term. Any purported assignment or sublease made without the other party’s prior written consent shall be null, void and of no force or effect.

25.2         Agreement to Perform Necessary Acts. Each party agrees to perform any further acts and execute and deliver any further documents which may be reasonably necessary or otherwise reasonably required to carry out the provisions of this Agreement.

25.3         Validity. If for any reason any clause or provision of this Agreement, or the application of any such clause or provision in a particular context or to a particular situation, circumstance or person, should be held unenforceable, invalid or in violation of law by any court or other tribunal of competent jurisdiction, then the application of such clause or provision in contexts or to situations, circumstances or persons other than that in or to which it is held unenforceable, invalid or in violation of law shall not be affected thereby, and the remaining clauses and provisions hereof shall nevertheless remain in full force and effect.

25.4         Attorney’s Fees and Costs. In the event of any action, arbitration or other proceedings between or among the parties hereto with respect to this Agreement, each party shall pay for their own attorneys’ fees and related costs and expenses, irrespective of which party is deemed to be the prevailing party.

25.5         Entire Agreement; Amendment. This Agreement together with the Exhibits attached hereto constitutes the full and complete agreement and understanding between the parties hereto concerning the subject matter hereof and shall supersede any and all prior written and oral agreements with regard to such subject matter. This Agreement may be modified or amended only by a written instrument executed by all of the parties hereto.

25.6         Number and Gender. Words in the singular shall include the plural, and words in a particular gender shall include either or both additional genders, when the context in which such words are used indicates that such is the intent.

25.7         Effect of Headings. The titles or headings of the various paragraphs hereof are intended solely for convenience or reference and are not intended and shall not be deemed to modify, explain or place any construction upon any of the provisions of this Agreement.

25.8         Counterparts. This Agreement may be executed in one or more counterparts by the parties hereto. All counterparts shall be construed together and shall constitute one agreement.

25.9         Governing Law. This Agreement shall be interpreted and enforced in accordance with the internal laws, and not the law of conflicts, of the State of Arkansas applicable to agreements made and to be performed in that State.

25.10         Exhibits. All exhibits attached hereto and referred to in this Agreement are hereby incorporated by reference herein as though fully set forth at length.

25.11         Ambiguities. The general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any provision of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to such ambiguous provision.

25.12         Representations. Each of the parties hereto represents (a) that no representation or promise not expressly contained in this Agreement has been made by any other party hereto or by any of its agents, employees, representatives or attorneys; (b) that this Agreement is not being entered into on the basis of, or in reliance on, any promise or representation, expressed or implied, other than such as are set forth expressly in this Agreement; (c) that it has been represented by counsel of its own choice in this matter or has affirmatively elected not to be represented by counsel; (d) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (e) it has full power and authority to execute, deliver and perform this Agreement, and (f) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or other similar action.

25.13         Non-Waiver. No failure or delay by a party to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement, or to exercise any right, power or remedy hereunder or under law or consequent upon a breach hereof or thereof shall constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy or of any such breach or preclude such party from exercising any such right, power or remedy at any later time or times.

25.14         Notices. All notices, requests, demands or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered to the party to whom notice is to be given either (a) by personal delivery (in which case such notice shall be deemed to have been duly given on the date of delivery), (b) by next business day air courier service (e.g., Federal Express or other similar service) (in which case such notice shall be deemed given on the business day following deposit with the air courier service), or (c) by United States mail, first class, postage prepaid, registered or certified, return receipt requested (in which case such notice shall be deemed given on the third (3rd) day following the date of mailing), and properly addressed as follows:

To GKF:	Craig K. Tagawa
Chief Executive Officer
GK Financing, LLC
Four Embarcadero Center
Suite 3620
San Francisco, CA 94111

To Hospital:	University of Arkansas for Medical Sciences, Hospital
4301 W. Markham slot # 557
Little Rock, Arkansas 72205
Attn: Chief Executive Officer

with a copy to:
UAMSOffice of General Counsel
4301 W. Markham slot # 860
Little Rock, Arkansas 72205
Attn: Office of General Counsel

A party to this Agreement may change his, her or its address for purposes of this Section by giving written notice to the other parties in the manner specified herein.

25.15         Special Provisions Respecting Medicare and Medicaid Patients

25.15.1          Hospital and GKF shall generate such records and make such disclosures as may be required, from time to time, by the Medicare, Medicaid and other third party payment programs with respect to this Agreement in order to meet all requirements for participation and payment associated with such programs, including but not limited to the matters covered by Section 1861(v)(1)(I) of the Social Security Act.

25.15.2         For the purpose of compliance with Section 1861(v)(1)(I) of the Social Security Act, as amended, and any regulations promulgated pursuant thereto, both parties agree to comply with the following statutory requirements (a) Until the expiration of four (4) years after the termination of this Agreement, both parties shall make available, upon written request to the Secretary of Health and Human Services or, upon request, to the Comptroller General of the United States, or any of their duly authorized representatives, the contract, and books, documents and records of such party that are necessary to certify the nature and extent of such costs, and (b) if either party carries out any of the duties of the contract through a subcontract with a value or cost of $10,000 or more over a twelve month period, with a related organization, such subcontract shall contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon written request to the Secretary, or upon request to the Comptroller General, or any of their duly authorized representatives the subcontract, and books, documents and records of such organization that are necessary to verify the nature and extent of such costs.

25.16         Force Majeure. Failure to perform by either party will be excused in the event of any delay or inability to perform its duties under this Agreement directly or indirectly caused by conditions beyond its reasonable control, including, without limitation, fires, floods, earthquakes, snow, ice, disasters, acts of God, accidents, riots, wars, operation of law, strikes, governmental action or regulations, shortages of labor, fuel, power, materials, manufacturer delays or transportation problems. Notwithstanding the foregoing, all parties shall make good faith efforts to perform under this Agreement in the event of any such circumstance. Further, once such an event is resolved, the parties shall again perform their respective obligations under this Agreement.

25.17         Independent Contractor Status. With respect to the performance of the duties and obligations arising under this Agreement, nothing in this Agreement is intended nor shall be construed to create a partnership, an employer/employee relationship, a joint venture relationship, or a lease or landlord/tenant relationship between GKF and Hospital.

25.18         Supplier and Owner of Equipment. The parties hereto agree that, notwithstanding anything to the contrary set forth herein, the Lease is and shall be treated and interpreted as a "finance lease," as such term is defined in Article 2A of the Uniform Commercial Code and Section 4-2A-103(1)(g) of the Arkansas Code Annotated, that GKF shall be treated as a finance lessor who is entitled to the benefits and releases from liability accorded to a finance lessor under Article 2A of the Uniform Commercial Code and Section 4-2A-103(1)(g) of the Arkansas Code Annotated. In furtherance of the foregoing, Hospital acknowledges that, before signing this Amendment, GKF has informed Hospital in writing (a) that Elekta is the entity supplying the Equipment, (b) that Hospital is entitled (under Section 2A of the Uniform Commercial Code and Section 4-2A-103(1)(g) of the Arkansas Code Annotated) to the promises and warranties, including those of any third party, provided to GKF by Elekta which is the entity supplying the goods in connection with or as part of the contract by which GKF acquired the Equipment or the right to possession and use of the Equipment, and (c) that Hospital may communicate with Elekta and receive an accurate and complete statement of those promises and warranties, including any disclaimers and limitations of them or of remedies. Hospital also acknowledges that Hospital has selected Elekta to supply the Equipment and has directed GKF to acquire the Equipment or the right to possession and use of the Equipment from Elekta.

[Signatures continued on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

“GKF”	GK FINANCING, LLC,
a California limited liability company

	By:	/s/ Ernest A. Bates, M.D 12/12/14
Ernest A. Bates, M.D. date Policy Committee Member

“Hospital”
THE UNIVERSITY OF ARKANSAS FOR MEDICAL SCIENCES

	By:	/s/ Roxane A. Townsend, MD 12/4/14
Roxane A. Townsend, MD date Vice Chancellor for Clinical Programs
CEO UAMS Medical Center

BOARD OF TRUSTEES OF THE UNIVERSITY OF ARKANSAS on behalf of THE UNIVERSITY OF ARKANSAS FOR MEDICAL SCIENCES

	By:	/s/ William R. Bowes, CFO
William R. Bowes, CFO date Vice Chancellor for Finance & Administration

Exhibit 8.1

HOSPITAL’S DIRECT COST COMPONENT

Registered nurse	[*]

Recovery room	[*]

Hospital daily charge	[*]

Hospital, including ventilator daily charge	[*]

MRI procedure	[*]

CT procedure	[*]

Angiography procedure	[*]

Physicist	[*]

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